Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 33-97900, 333-20191, 333-51143, 333-46588, 333-119329, and 333-268395) on Form S-8 of Washington Federal, Inc. of our report dated June 22, 2023 appearing in the annual report on Form 11-K of Washington Federal Bank 401(k) Plan as of December 31, 2022 and 2021 and for the years then ended.

/s/ Plante Moran, PLLC

Chicago, Illinois
June 22, 2023